Exhibit 16.1

April 25, 2024

Securities and Exchange Commission

100F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated April 25, 2024, of Aesthetic Medical International Holdings Group Ltd. and are in agreement with statements contained in the first to fourth paragraphs with reference to us therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Union Power HK CPA Limited

Hong Kong

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-237835) of Aesthetic Medical International Holdings Group Limited of our report dated April 25, 2024 relating to the consolidated financial statements of Aesthetic Medical International Holdings Group Limited, which appears in this Form 20-F, for the fiscal year ended December 31, 2022.

/s/ Union Power HK CPA Limited

Hong Kong

April 25, 2024